UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2008

Hawaiian Telcom Communications, Inc.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-131152 (Commission File Number)	16-1710376 (I.R.S. Employer Identification Number)

1177 Bishop Street

Honolulu, Hawaii  96813

(Address of principal executive offices)

808-546-4511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Collective Bargaining Agreement

Hawaiian Telcom, Inc., a wholly-owned subsidiary of Hawaiian Telcom Communications, Inc. (the “Company”), and the International Brotherhood of Electrical Workers, Local Union 1357 (“IBEW Local 1357”), have reached tentative agreement on a new three-year collective bargaining agreement.  The new agreement is subject to ratification by the membership of IBEW Local 1357.  The ratification vote is expected to take approximately three weeks.

Engagement of Financial Advisor

The Company is in the process of developing a revised strategic plan which may include product development opportunities, cost reduction initiatives, asset rationalization, capital raising opportunities and/or debt reduction options to improve cash flow and liquidity.  In support of these activities, the Company engaged the services of Lazard Frères & Co. LLC (“Lazard”) as its financial advisor to assist in the evaluation of various balance sheet restructuring options.  In consultation with Lazard and Kroll Zolfo Cooper LLC, the corporate recovery and advisory firm which the Company engaged in the first quarter of 2008, the Company expects to review a range of options to best position the Company to maximize value and to capitalize on the continuing opportunities that exist in the Hawaii communications market.  The Company is taking steps to organize the Company’s bondholders to facilitate discussions regarding the revised strategic plan.

The Company does not expect to disclose further developments regarding the process until the review of strategic alternatives has been completed. There can be no assurances about the outcome of this process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 16, 2008
HAWAIIAN TELCOM COMMUNICATIONS, INC.

/s/ Robert F. Reich
Robert F. Reich
Senior Vice President and Chief Financial Officer